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New Products Make Ford America’s Best-Selling Brand for Sixth Straight Year; F-Series No. 1 Vehicle for 34th Year

•	Ford Motor Company 2015 U.S. sales total 2,613,162 – up 5 percent, the company’s best annual sales performance since 2006; Ford is America’s best-selling vehicle brand for sixth straight year

•	Ford Motor Company posts best U.S. December monthly sales results since 2005, selling 239,242 vehicles, up 8 percent

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F-Series sales total 85,211 trucks in December, surpassing 85,000 sales for the first time in a decade; F-Series now America’s best-selling pickup for 39 straight years and the best-selling vehicle for 34 straight years with 780,354 trucks sold; Ford vans set annual sales record

•	Ford brand SUVs up 13 percent, for best December since 2003; Escape, Edge and Explorer contribute to gains

•	Fusion posts record December results, with total sales of 25,576 cars

•	Lincoln has its best December since 2006, with annual volume their highest levels since 2008; sales of all-new Lincoln MKX up 77 percent

DEARBORN, Mich., Jan. 5, 2016 – Ford Motor Company’s total 2015 U.S. sales of 2,613,162 vehicles are the company’s best annual sales results in nine years – up 5 percent. Ford brand sales of 2,511,935 vehicles make Ford America’s best-selling brand for six straight years.

U.S. December sales total 239,242 vehicles, up 8 percent versus a year ago. An 8 percent retail sales increase drove overall performance, with 174,509 vehicles sold last month.

F-Series sales totaled 85,211 trucks in December, up 15 percent. Strong demand for F-150 contributed to the performance, as F-Series broke through the 85,000 vehicle mark for the first time in a decade. For the year, F-Series sales totaled 780,354 trucks – making it America’s best-selling pickup for 39 consecutive years and best-selling vehicle for 34 straight years.

“December capped off six straight months of year-over-year sales gains for F-Series, with strong increases coming from both retail sales and the strength of commercial fleet orders, as we closed out 2015,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “Ford-brand SUVs delivered their best sales results in more than a decade, with our newest SUVs leaving dealer lots in a matter of days.”

Ford sold a total of 220,586 vans in 2015. This was an increase of 32 percent compared to the year prior and represents Fords highest van sales performance in company history. For the month of December, Ford van sales totaled 21,549, a 6 percent increase.

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Ford-brand SUVs totaled 65,675 sales last month – a 13 percent increase versus a year ago, for the best December performance since 2003. Escape sales of 27,954 rose 9 percent, for a record December and a record year. The all-new Edge delivered a 29 percent increase, with 10,263 vehicles sold. New Explorer sold a total 18,892 SUVs, a 14 percent increase, marking its best December performance since 2005.

December Fusion sales increased 15 percent at retail and 10 percent overall, making it Fusion’s best-ever December sales performance with 25,576 cars sold.

Lincoln sales totaled 10,860 vehicles for the month, representing a 12 percent increase and a 13 percent retail gain.

Strong performance from the all-new Lincoln MKX, with 2,960 vehicles sold, contributed to a 77 percent increase compared with a year ago. Lincoln MKZ sales were 3,207, up 22 percent.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Michigan, manufactures or distributes automobiles across six continents. With about 197,000 employees and 67 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit www.corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.